MAXXAM Inc.

Limited Power of Attorney forSecurities
Law Compliance

         The undersigned, as an officer or director of MAXXAM Inc., a Delaware corporation (the “Corporation”), hereby constitutes and appoints each of J. Kent Friedman, Bernard L. Birkel or Jean Stromeyer Ruiz as the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution or revocation, (a) to complete and execute such Forms 144, Forms 3, 4 and 5 and other forms as such attorney shall in his or her discretion determine to be required or advisable pursuant to Rule 144 promulgated under the Securities Act of 1933 (as amended), Section 16 of the Securities Exchange Act of 1934 (as amended) and the laws, rules and regulations promulgated thereunder, or any successor laws, rules and regulations, as a consequence of the undersigned’s ownership acquisition or disposition of securities of the Corporation, (b) to do all acts necessary in order to timely file such forms with the Securities and Exchange Commission, any securities exchange or national association, the Corporation and such other person or agency as such attorney shall deem appropriate, and (c) take any other action of any type whatsoever in connection with the foregoing which, in the reasonable opinion of such attorney-in-fact , may be of benefit to, in the best interest of, or legally required to be completed by, the undersigned. The undersigned hereby ratifies and confirms all that said attorneys-in-fact and agent (or substitutes) shall do or cause to be done by virtue hereof.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned’s holdings of and transactions in securities issued by the Corporation, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

      /s/ Paul N. Schwartz

Paul N. Schwartz

Dated: 10-6-04